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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-23927

                         Home Loan Financial Corporation
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             (Exact name of registrant as specified in its charter)

                                 401 Main Street
                              Coshocton, Ohio 43812
                                 (740) 622-0444
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common shares, without par value
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(i)   [X]
         Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]                 Rule 12h-3(b)(2)(ii)  [ ]
                                                    Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: 193


         Pursuant to the requirements of the Securities Exchange Act of 1934, ASB Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 2, 2005                  By: /s/ Robert C. Hamilton
                                             -----------------------------------
                                             Robert C. Hamilton
                                             President